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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the 1st day of October, 1996 by and between MED/WASTE, INC., a Delaware corporation (the "Company"), and MICHAEL D. ELKIN ("ELKIN").

                                R E C I T A L S:

               A. The Company is engaged in the medical waste management business (the "Medical Waste Business") through its wholly owned subsidiaries Safety Disposal System, Inc. ("SDS") and Safety Disposal System of South Carolina, Inc. and is a franchisee and franchisor of janitorial services to commercial businesses (the "Janitorial Business") with multiple locations in Ohio and Florida through its wholly owned subsidiary The Kover Group, Inc. ("Kover") (the Medical Waste Business and Janitorial Business shall hereinafter be collectively referred to as the "Business");

               B. ELKIN has served as Vice President of the Company since May 1995 and as Vice President/Chief Financial Officer since December 1995; and

               C. The Company believes that it is in the best interest of the Company to assure ELKIN of a secure minimum compensation and to diminish the inevitable distraction of ELKIN that may result in the event of the possibility, threat or occurrence of a Change of Control (as defined below) by providing for certain compensation arrangements upon a Change of Control.

               NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

               1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

               2. POSITION OF EMPLOYMENT.

                       2.1. EMPLOYMENT POSITION. The Company hereby continues to employ ELKIN as Vice President/Chief Financial Officer of the Business during the term set forth in this Agreement. ELKIN shall continue to perform such duties as are usually performed by a vice president/chief financial officer of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company's Board of Directors which are reasonable and consistent with the Company's operations, taking into account ELKIN's education, expertise and job responsibilities. ELKIN shall report directly to the President of the Company. All actions of ELKIN shall be subject and subordinate to the review and approval of the Board of Directors. The Board of Directors shall be the final and exclusive arbiter of all policy decisions relative to Company's Business. In the interim between Board or Executive Committee meetings, the Chairman of the Board shall be the exclusive arbiter of policy matters.

                       2.2. DEVOTION OF TIME. During the term of this Agreement, ELKIN agrees to devote full time and attention during normal business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to ELKIN and to use



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reasonable best efforts to perform faithfully and efficiently such responsibilities. During this Agreement, it shall not be a violation of this Agreement for ELKIN to (i) serve on corporate, civic or charitable boards or committees; (ii) prepare income tax returns for individuals or companies other than the Company; (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iv) manage personal investments or companies in which personal investments are made, so long as such activities do not interfere with the performance of ELKIN's responsibilities with the Company and which companies are not in competition with the Company.

                       2.3. CORPORATE OPPORTUNITY. It is the express understanding by and between the parties that the doctrine of corporate opportunity as set forth in Delaware corporate law shall only apply to ELKIN and the Company for any business opportunities in the medical waste, solid waste or janitorial industries or such other industry in which the Company operates during the term of this Agreement. ELKIN shall not be required to offer to the Company any business opportunities or ventures in any other industry.

                       2.4. LOCATION OF EMPLOYMENT. Unless otherwise agreed by ELKIN, ELKIN's principal place of employment shall be in a mutually agreeable location and facility within Dade, Broward or Palm Beach County, Florida.

               3. TERM OF EMPLOYMENT.

                       3.1. TERM OF EMPLOYMENT. This Agreement shall begin as of the date hereof (the "Commencement Date") and shall end at the end of one year thereafter, subject to automatic extension or earlier termination as otherwise set forth in this Agreement. Notwithstanding anything herein to the contrary, upon the effective date of a Change of Control as defined in Section 3.6 herein, the Term of this Agreement shall automatically convert to a two (2) year term, with the Commencement Date of the two (2) year term to be the effective date of the Change of Control.

                       3.2. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR NON-PERFORMANCE. The Company may terminate ELKIN's employment upon thirty (30) days written notice for the following reasons: if

                            3.2.1. a material default or breach by ELKIN of any
of the provisions of this Agreement;

                            3.2.2. failure to follow reasonable and lawful
directives of the Company's Board of Directors, which are consistent with ELKIN's job responsibilities and performance.

               ELKIN shall have the right to cure any such default under this
Section 3.2 within the thirty (30) day period or such additional time as is reasonably necessary to cure such default if ELKIN is using diligent effort to cure such default. The notice must set forth in reasonable detail the facts underlying the termination. In the event that ELKIN's employment is terminated in accordance with the provisions of this Section 3.2, the Company shall not be liable for any further compensation or benefits following the effective date of termination other than accrued Base Salary.

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                       3.3. TERMINATION BY THE COMPANY FOR CAUSE. The Company
may terminate ELKIN's employment effective upon written notice, if such termination is for "Cause." For purposes of this Agreement, "Cause" is defined as:

                            3.3.1. death of ELKIN;

                            3.3.2. actions by ELKIN constituting fraud,
embezzlement or dishonesty which result in a conviction of a criminal offense not overturned on appeal;

                            3.3.3. intentionally furnishing false, misleading,
or omissive information to the Company's Board of Directors or any committee thereof;

                            3.3.4. actions constituting a breach of the
confidentiality of the Business and/or trade secrets of the Company which is materially detrimental to the Company;

                            3.3.5. the commission of an act by ELKIN involving
moral turpitude which detrimentally impacts on the business or reputation of the Company;

                            3.3.6. intoxication by alcohol or drugs during the
performance of duties on more than one occasion which detrimentally impacts on the business or reputation of the Company; or

                            3.3.7. in the event that ELKIN shall become mentally
or physically disabled (as hereinafter defined) so as to be unable to perform his duties for a period of ninety (90) days. During such disability and prior to termination, ELKIN shall continue to receive his Base Salary and other compensation and benefits herein. Disability for the purposes herein shall be the inability of ELKIN to perform his duties as determined by an independent physician mutually chosen by the Company and ELKIN.

Upon termination for Cause, the Company shall not be liable for any further compensation or benefits following the effective date of termination other than accrued Base Salary.

                       3.4. TERMINATION WITHOUT CAUSE. The Company shall have the right to terminate this Agreement without Cause on thirty (30) days written notice, subject to payment by the Company of the Termination Payment described in Section 4.5 herein; provided however, that if the Company terminates this Agreement in accordance with this Section 3.4 following a Change of Control (as defined in Section 3.6 herein), the Company shall pay to ELKIN the Severance Payment described in Section 4.6 herein.

                       3.5. TERMINATION BY ELKIN. ELKIN may terminate this Agreement upon thirty (30) days written notice after a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If ELKIN terminates this Agreement under this Section
3.5 prior to a Change of Control, ELKIN shall be entitled to the Termination Payment as provided in Section 4.5. If ELKIN terminates this Agreement under this Section 3.5 following a Change of Control, ELKIN shall be entitled to the Severance Payment as provided in Section 4.6.



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                       3.6. CHANGE OF CONTROL. Change of Control is defined for
the purposes of this Agreement as any of the following acts:

                            3.6.1. The acquisition by any person, entity or
"group" within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                            3.6.2. If the individuals who serve on the Company
Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or

                            3.6.3. Approval by the Company's stockholders of (i)
a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

               Upon the effective date of a Change of Control, this Agreement shall automatically be extended for a period of two (2) years commencing such date.

                       3.7. AUTOMATIC EXTENSION. Prior to a Change of Control, this Agreement shall be automatically extended for successive one (1) year periods at the end of the initial or extended terms, unless either party provides written notice of termination to the other party at least thirty (30) days prior to the expiration of the initial or such extended term, respectively. Following a Change of Control, this Agreement shall be automatically extended for successive two (2) year periods at the end of each term, unless either party provides written notice of termination to the other party at least ninety (90) days prior to the expiration of the initial or such extended term, respectively. In the event that this Agreement is not renewed by the Company in accordance with the provisions of this Agreement and ELKIN's employment is thereafter terminated, ELKIN shall be entitled to severance equal to nine (9) month's base salary then in effect, which shall be paid in nine (9) equal monthly payments payable on the first day of each month commencing on the first day of the month following termination of this Agreement.

               4. COMPENSATION AND BENEFITS.

                       4.1. SALARY. For the first year of the term of this Agreement, Company shall pay to ELKIN, a base salary at a total annual rate of $100,000 (the "Base Salary"), payable in cash. Base Salary shall be paid in accordance with normal payroll procedures adopted by the Company for its employees from time to time.

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                       4.2. COST OF LIVING INCREASE. ELKIN's Base Salary shall
be automatically increased on October 1 of each year (the "Yearly Cash Increase") by the greater of (i) five (5%) percent, or (ii) the percentage increase, if any, of the consumer price index for Urban Wage Earning and Clerical Workers (Greater Metropolitan Miami Area, all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1967 as a base of 100 (the "Index"). In the event the Index ceases to be published during the term of this Agreement or any extension thereof, the parties shall use a mutually acceptable comparable statistical index on the cost of living in the United States as shall then be computed and published by an agency of the United States. The Company Board of Directors shall have the discretion to grant increases of Base Salary in excess of the amount provided herein.

                       4.3. BONUS. ELKIN shall be entitled to such bonuses or incentive compensation as maybe determined from time to time by the Company's Board of Directors in its sole discretion. The Company's Board of Directors or any committee thereof may establish an incentive bonus plan for ELKIN which would establish targeted profit and revenue levels, as well as other goals. The Board shall have the full and complete discretion in the establishment, if at all, of an incentive bonus plan for any given year or to grant additional or discretionary bonuses to ELKIN during the term of this Agreement. Nothing set forth herein shall obligate the Company to pay ELKIN any bonus or incentive compensation.

                       4.4. STOCK OPTIONS. ELKIN shall be eligible from time to time to receive grants of stock options, under a stock option plan or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof.

                       4.5. TERMINATION PAYMENT. In the event ELKIN's employment is terminated, prior to a Change of Control, in accordance with Sections 3.4 or
Section 3.5, ELKIN shall receive a termination payment ("Termination Payment") equal to one (1) year of his then Base Salary. The Termination Payment shall be payable in twelve (12) monthly installments on the first day of each month commencing the month following termination, for a period of twelve (12) months (the "Termination Period").

                       4.6. CHANGE OF CONTROL SEVERANCE PAYMENT. In the event that ELKIN's employment is terminated following a Change of Control in accordance with Sections 3.4 or Section 3.5, ELKIN shall be entitled to the Severance Payment equal to two (2) times his existing Base Salary. The Severance Payment shall be paid 50% in cash on the effective date of such termination and the balance in twelve (12) monthly payments on the last day of each month thereafter.

                       4.7. ADDITIONAL BENEFITS.

                            4.7.1.  VACATION. ELKIN shall be entitled to a
minimum of two (2) weeks paid vacation during each twelve-month period during the term of this Agreement or such longer vacation as may be provided in any policy adopted by the Company from time to time pertaining to its employees generally. Any vacation not taken, will not be paid in cash and will not cumulate from year to year. In addition, ELKIN shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Company's Board of Directors and shall be permitted additional vacation days for the Jewish holidays of Rosh Hashanah and Yom Kippur.



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                            4.7.2. AUTOMOBILE EXPENSES.  During the term of this
Agreement, the Company shall pay to ELKIN an automobile expense allowance of $500 per month. Such automobile allowance shall be inclusive of insurance, gasoline, maintenance, depreciation and all other expenses for ELKIN's personal automobile.

                            4.7.3. REIMBURSEMENT OF EXPENSES.  ELKIN shall be
reimbursed by the Company for all Business expenses which are reasonably incurred by ELKIN in the performance of his duties under this Agreement. All travel expenses shall be incurred and reimbursable in accordance with policy established by the Board of Directors.

                            4.7.4. PARTICIPATION IN EMPLOYEE BENEFIT PLANS.
ELKIN shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, disability, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time. The Company shall pay the premiums on all health and dental insurance for ELKIN and each of his dependents during the term hereof.

               5. REPRESENTATIONS BY ELKIN. ELKIN hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause him not to be able to perform his duties hereunder.

               6. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                       6.1. CONFIDENTIALITY. ELKIN shall not, during the term of this Agreement or at anytime thereafter, divulge, furnish or make accessible to anyone without Company's prior written consent any knowledge or information with respect to any confidential or secret aspect of the Business, including but not limited to: the Company's costs; supplier's names, pricing and terms; customer names, addresses and telephone numbers; billing procedures and pricing of purchases; the Company's Business techniques, computer programs and printouts; identity of prospective patients; confidential information disclosed by the Company's customers to the Company; the Company's banking relationships, including the extent and terms of lines of credit and borrowing costs; or other information concerning the Business or its employees.

                       6.2. OWNERSHIP OF INFORMATION. ELKIN recognizes that all records, customer lists, supplier lists, material cost data, files, correspondence with customers and suppliers of material and services, computer printouts, contracts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to the Company's operations and activities and other information relating to the Company's customers and suppliers, made or received by ELKIN in the course of his employment are the exclusive property of the Company and ELKIN holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such information which if lost or used by ELKIN outside the scope of his employment could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

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               7. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, ELKIN covenants and agrees that during his employment and, for a period of twelve (12) months after he ceases to be employed by the Company, regardless of the manner or cause of termination:

                       7.1. RESTRICTION. ELKIN will not be an employee, agent, director, stockholder or owner (except of not more than a controlling interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services or supplies similar to the Business (a "Competing Business") within Dade, Broward of Palm Beach Counties.

                       7.2. SOLICITATION OF BUSINESS. ELKIN will not initiate any contact with, call upon, solicit business from, sell or render services to any customer of the Company with respect to a Competing Business in the Restricted Area or purchase from any supplier or potential supplier any materials for same and ELKIN shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                       7.3. SOLICITATION OF EMPLOYEES. ELKIN will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership association or proprietorship, initiate contact with or solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, for the purpose of causing said officer, sales person, agent or other ELKIN to terminate employment with the Company for the purpose of obtaining employment by a Competing Business.

                       7.4. MATERIAL VIOLATION. A violation of Sections 6 or 7 of this Agreement shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 8.

                       7.5. OTHER EMPLOYMENT. It is understood by and between the parties that the covenants set forth in Sections 6 and 7 are essential elements of this Agreement, and that, but for the agreement of the ELKIN to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by the ELKIN shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action ELKIN may have against the Company whether predicated on this Agreement or otherwise (other than for Termination or Severance Payments), shall not constitute a defense to the enforcement by the Company of these covenants.

                       7.6. ACKNOWLEDGMENT. ELKIN acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. ELKIN further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise and that enforcement of this Agreement will not impair ELKIN's ability to obtain employment commensurate with ELKIN's abilities and on terms fully acceptable to ELKIN. ELKIN acknowledges that ELKIN will



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be receiving significant information regarding the Business which ELKIN has not previously received and would not receive without being employed by the Company. ELKIN acknowledges and confirms that such information would cause the Company serious injury and loss if used by ELKIN for the benefit of a competitor.

                       7.7. DEFAULT ON TERMINATION OR SEVERANCE PAYMENTS. If for any reason, the Company fails to make any Termination or Severance Payment as may be required, in addition to any other remedies ELKIN may have as a result of such default, the provisions of Section 7 herein shall be null and void and unenforceable by the Company if any such default is not cured within ten (10) days written notice.

               8. REMEDIES. ELKIN hereby acknowledges, covenants and agrees that in the event of a material default or breach by ELKIN under this Agreement:

                       8.1. INJUNCTIVE RELIEF. The Company would suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. ELKIN agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to it, Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without the requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                       8.2. NON-EXCLUSIVE REMEDY. Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

               9. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

               10. INDEMNIFICATION. The Company agrees to indemnify ELKIN for any and all liabilities to which he may be subject as a result of his service to the Company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise as a result of his employment hereunder, including all expenses, including legal fees and costs incurred as a result of any proceedings brought or threatened against ELKIN, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by ELKIN that he will repay such fees if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification.



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               11. SUCCESSORS AND ASSIGNS.

                       11.1. SUCCESSORS. This Agreement shall be binding upon the parties hereto and their Successors and assigns. For purposes of this Agreement, the term "Successor" of Company shall include:

                             (a) any person or entity, whether direct or
indirect, whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls:

                                             (i) all or substantially all of the
                              assets of Company; or

                                             (ii) thirty percent (30%) or more
                              of the total voting securities of the Company, and was not affiliated with or in common control of Company as of the Commencement Date;

                                             (iii) through any other Business
                              combination with or without the consent of Company's shareholders.

                       11.2. ASSUMPTION. The Company shall require any Successor to expressly assume and agree to be bound by the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had occurred. The Company shall be in material breach of this Agreement if any such successor fails to expressly assume or otherwise agree to guaranty performance of this Agreement to the extent the Company was obligated prior to any succession.

                       11.3. ASSIGNMENT. Except as expressly stated in Section
11.1 above, this Agreement shall be non-assignable by either the Company or ELKIN without the written consent of the other party, it being understood that the obligations and performance of this Agreement are personal in nature.

               12. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered, (ii) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, or (iii) through a nationally recognized overnight courier, or (iv) via facsimile, to the party at their addresses below:

               ELKIN:              3200 North 46th Avenue
                                   Hollywood, Florida 33021

               The Company:        MED/WASTE, INC.
                                   3890 N.W. 132nd Street, Bay K
                                   Opa Locka, Florida 33054
                                   Attention: Daniel A. Stauber

               with a copy to:     BRYAN W. BAUMAN, ESQ.
                                   Wallace, Bauman, Fodiman & Shannon, P.A.
                                   2222 Ponce de Leon Boulevard, Sixth Floor
                                   Coral Gables, Florida 33134



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or such other address given by such party to the other party at any time hereafter.

               13. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.

               14. AMENDMENT. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

               15. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

               16. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

               17. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

               18. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

               19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         MED/WASTE, INC., a Delaware corporation



                                         By:
                                            ------------------------------------
                                                 DANIEL A. STAUBER, President



                                            ------------------------------------
                                                        MICHAEL ELKIN




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